EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Madison Bancorp, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178109) of Madison Bancorp, Inc. of our report dated June 24, 2013 with respect to the consolidated statements of financial condition of Madison Bancorp, Inc. and Subsidiaries as of March 31, 2013 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2013, which report appears in the Annual Report on Form 10-K for the year ended March 31, 2013 of Madison Bancorp, Inc.

/s/ Rowles & Company, LLP

Rowles & Company, LLP

Baltimore, Maryland

June 25, 2013